Filed Pursuant to Rule 433

to Prospectus dated June 25, 2018

Registration Statement No. 333-221291

Email to Employees, June 27, 2018

Dominion Energy Reliability Investment, or DERI, is now available to friends, family, and the general public! We are excited to announce our public launch after a number of Dominion Energy employees have joined and offered feedback on the program. We are also pleased to increase interest rates again as displayed below:

Tier 1	Tier 2	Tier 3
1.75% Up from 1.60%	1.85% Up from 1.70%	2.00% Up from 1.80%
Less than $10,000	$10,000 - $49,999	$50,000 or more

To learn more about DERI and enroll:

•	Visit the NEW public DERI website, where you’ll find a printable application and additional resources such as a prospectus and FAQs.

•	Call the DERI customer service center at (866) 876-0001 to request a full enrollment kit by mail. The kit includes the application, prospectus, and additional information.

We encourage you to explore this unique program and welcome your questions. Please direct inquiries to DERI@dominionenergy.com

Related links:

Watch Chet Wade and Jim Chapman discuss the DERI program

Dominion Energy, Inc. has filed a registration statement (including a prospectus) with the United States Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus that is included in that registration statement, as well as the other documents that Dominion Energy, Inc. has filed with the SEC, for more complete information about Dominion Energy, Inc. and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov or the DERI website on DomNet. Alternatively, Dominion Energy, Inc. will arrange to send you a prospectus if you request it by calling toll free at 866.876.0001.